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Exhibit 3.89

Paperboard U.S. Industries, Inc.

CERTIFICATE OF INCORPORATION

        1.    Name.    The name of the corporation is Paperboard U.S. Industries, Inc.

        2.    Registered Office and Agent.    The address of the registered office of the corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, in the County of New Castle. The registered agent at such address is The Corporation Trust Company.

        3.    Purpose.    The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware (the "GCL").

        4.    Capitalization.    The corporation shall be authorized to issue the following capital stock:

Class	Par Value	Number Authorized
Common	$.01	3,000

        5.    Incorporator.    The name and mailing address of the incorporator is:

Bridget C. Mickley
Nutter, McClennen & Fish, LLP
One International Place
Boston, MA 02110-2699

        6.    Compromises or Arrangements.    Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under the provisions of section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

        7.    By-Laws.    The Board of Directors may adopt, amend or repeal the By-laws of the corporation, except that any By-law adopted by the stockholders may be altered or repealed only by the stockholders if such By-law so provides.

        8.    Elections.    The election of Directors by the stockholders need not be by written ballot unless the By-laws of the corporation provide otherwise.

        9.    Personal Liability of Directors.    No director shall be personally liable to the corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that such exemption from liability or limitation thereof is not permitted under the GCL as the same exists or may hereafter be amended. Any repeal or modification of this Article 9 by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

        IN WITNESS WHEREOF, the undersigned does hereby execute this instrument on July 16, 1997.

Bridget C. Mickley Incorporator

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION
OF PAPERBOARD U.S. INDUSTRIES, INC.
REGARDING CORPORATE NAME CHANGE

          (i)  That at a meeting of the Board of Directors of PAPERBOARD U.S. INDUSTRIES, INC. (the "Corporation") resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of the Corporation and declaring said amendment to be advisable. The resolution setting forth the proposed amendment is as follows:

  Resolved, that the Certificate of Incorporation of the Corporation be amended, effective April 15, 2002, by changing the Article 1 thereof so that, as amended, said Article 1 shall be and read as follows:

  "Name. The name of the Corporation is Cascades Boxboard U.S., Inc."

         (ii)  That thereafter, pursuant to resolution of its Board of Directors and pursuant to the unanimous written consent of the stockholders of the Corporation in accordance with Section 228(a) of the General Corporation Law of the State of Delaware, the necessary number of shares as required by statute were voted in favor of the amendment.

        (iii)  That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

        (iv)  That the Certificate of Incorporation of the Corporation is hereby amended, effective April 15, 2002, by deleting Article 1 in its entirety and inserting the following in lieu thereof;

  "`Name. The name of the Corporation is Cascades Boxboard U.S., Inc."

        IN WITNESS WHEREOF, we the undersigned President and Secretary of the Corporation, swear under penalties of perjury that the foregoing is a corporate act, this 4th day of April, 2002.

ATTEST

MIRANDA MELFI, SECRETARY	JACQUES MALLETTE, PRESIDENT

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  Exhibit 3.89
Paperboard U.S. Industries, Inc. CERTIFICATE OF INCORPORATION
STATE OF DELAWARE CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION OF PAPERBOARD U.S. INDUSTRIES, INC. REGARDING CORPORATE NAME CHANGE